Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 4th Quarter and Calendar Year 2016

Loan Growth Exceeded 24% for 2016

LOS ANGELES, CA — (BUSINESS WIRE) — February 23, 2017 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $2.2 million, or $0.08 per diluted share, for the fourth quarter of 2016, compared to net income of $5.6 million, or $0.19 per diluted share for the fourth quarter of 2015.

For the year ended December 31, 2016, the Company reported net income of $3.5 million, or $0.12 per diluted share, compared to $9.1 million, or $0.31 per diluted share, for the year ended December 31, 2015.

Net income for the fourth quarter and calendar year 2016 include an income tax benefit of $2.2 million, which resulted from the reversal of the remaining valuation allowance on deferred tax assets, based on an analysis of the potential for full utilization of those assets.  Also, results for the fourth quarter and calendar year 2016 were impacted by non-recurring professional fees totaling $369 thousand related to the repurchase of shares from the United States Department of the Treasury (the “U.S. Treasury”).

In contrast, net income for the corresponding periods of 2015 include an income tax benefit of $4.6 million, which resulted from a partial reversal of the valuation allowance on deferred tax assets.  Results during 2015 also included $3.7 million in loan loss provision recaptures, compared to $550 thousand in recaptures during 2016.  Furthermore, 2015 results also included $1.8 million in gains on the sale of $164.1 million in loans, which were sold to meet regulatory guidelines regarding loan concentration.  There were no loan sales during 2016 and thus no gains on the sale of loans.

Excluding the unusual items mentioned above, earnings increased by $1.4 million during the fourth quarter of 2016 and $1.7 million during the year 2016, from the comparable periods during 2015, due to increases in net interest income and lower non-interest expense.

Net interest income (before loan loss provision recaptures) increased to $2.9 million during the fourth quarter of 2016 from $2.4 million during the fourth quarter 2015 and increased to $11.4 million during the year 2016 from $11.3 million during the year 2015.

Non-interest expense decreased by $1.1 million, or 27%, during the fourth quarter of 2016, compared to the fourth quarter of 2015, and decreased by $1.6 million, or 12%, during calendar 2016, compared to calendar 2015.

Chief Executive Officer, Wayne Bradshaw commented, “We continue to focus on growth, profits, and value creation for our stockholders.  Our strong loan quality has allowed us to obtain improved loan concentration limits from the Bank’s primary regulator, which in turn is providing opportunities to continue re-building our loan portfolio.  We grew our loan portfolio by over 24% during the year, based on originations of $46.9 million during the fourth quarter and $137.7 million for the full year, and increased our net interest income by 20% during the fourth quarter over the comparable quarter in 2015.  Moreover, we have been able to grow while improving the credit quality of our loan portfolio; at the end of 2016, we had less than $1.4 million in delinquent loans, no REO and all of our $2.9 million of non-accrual loans were current in their payments.

“During 2016 we also took steps to strengthen our stockholder base by reducing the ownership of Broadway that is held by the U.S. Treasury, and attracting another high-quality institutional investor.  As previously announced, these steps allowed us to reduce the U.S. Treasury’s stake by over 46% and increased the ownership of the Bank’s ESOP to 6.8% of the Company.

“We are confident that our strategy of focusing on well-managed multi-family residential properties located within low-to-moderate income communities within Southern California, supplemented by new originations of construction loans that can leverage our existing customer relationships and the experience and expertise of our lending team, will result in continued growth that should benefit our stockholders.”

Net Interest Income

For the fourth quarter of 2016, net interest income (before loan loss provision recapture) increased by $482 thousand, or 20%, from $2.4 million of net interest income for the fourth quarter of 2015.  This increase reflected an increase in the average balance of loans receivable, which increased interest income by $996 thousand, offset in part by a decrease in average yield for the portfolio, which reduced interest income by $569 thousand.  During 2016, the Bank originated $137.7 million of multi-family loans, which increased the average balance of loans receivable by $94.4 million during the fourth quarter of 2016, compared to the fourth quarter of 2015.  The average yield on the loans decreased, however, by 76 basis points during the fourth quarter of 2016 compared to the comparable period in 2015, primarily because the average interest rate on loans originated during 2016 was 156 basis points lower than the average interest rate on loans that were paid off during 2016.  Annualized net interest margin was 2.81% for the fourth quarter of 2016, compared to 2.42% for the fourth quarter of 2015.

For the year ended December 31, 2016, net interest income totaled $11.4 million, up $122 thousand, or 1%, from $11.3 million of net interest income for the 2015.  The increase in net interest income was primarily attributable to an increase of $49.6 million in the average balance of loans, which increased interest income by $2.2 million.  Partially offsetting this increase was the impact of a decrease of 64 basis points in the average yield on loans to 4.24% for 2016, from 4.88% for 2015, which reduced loan interest income by $2.0 million.  The decline in the average yield on loans was primarily attributable to the single family loans that were purchased at the end of 2015, which had an average balance of $90.5 million and an average yield of 2.46% during 2016.  These purchased loans reduced the average yield on our single family loan portfolio to 3.45% for the year ended December 31, 2016 from 5.62% for the year ended December 31, 2015.  Additionally, the competitive low-interest rate environment during 2016 decreased overall loan yields because the yield on new loans originated during 2016 was lower than the yield on loans that were paid off during the year.  Net interest margin was 2.90% for 2016, compared to 3.11% for 2015.

Loan Loss Provision Recapture

The Bank did not record any loan loss provision or recapture for the fourth quarter of 2016.  On a year-to-date basis, the Bank recorded loan loss provision recaptures of $550 thousand.  During the latter part of 2016 the increase in the requirements for the Bank’s allowance for loan and lease losses (“ALLL”) that resulted from growth in the Bank’s loan portfolio was offset by a decrease in ALLL requirements on the existing portfolio as the overall credit quality of the loan portfolio continued to improve.  In comparison, the Bank recorded loan loss provision recaptures of $2.0 million and $3.7 million for the fourth quarter and calendar year 2015, respectively.

Non-interest Income

Non-interest income for the fourth quarter of 2016 totaled $158 thousand, compared to $856 thousand for the fourth quarter of 2015.  Non-interest income decreased by $698 thousand in the fourth quarter of 2016 primarily because the fourth quarter of 2015 included a gain on sale of loans of $499 thousand, as well as a settlement of a legal matter involving a customer that produced income of $148 thousand.

Non-interest income for the year ended December 31, 2016 totaled $1.0 million, compared to $2.9 million for the year ended December 31, 2015.  The decrease of $1.9 million in non-interest income during 2016 was primarily due to gains of $1.8 million from sales of loans during 2015.  Additionally, the grant received from the U.S. Treasury’s Community Development Financial Institutions Fund in 2016 was $90 thousand lower than the grant received in 2015.

Non-interest Expense

Non-interest expense for the fourth quarter of 2016 totaled $3.1 million, compared to $4.2 million for the fourth quarter of 2015.  The decrease of $1.1 million in non-interest expense was primarily due to a decrease of $1.2 million in compensation and benefits expense, as the fourth quarter of 2015 included a special accrual of $1.2 million for a contribution to the Company’s ESOP.  Additionally, FDIC assessments decreased by $129 thousand and other expense, including OCC assessments, corporate insurance, appraisal costs and foreclosed property costs, decreased by $114 thousand in the fourth quarter of 2016.  Partially offsetting these decreases in non-interest expense was an increase of $347 thousand in professional services expense for the fourth quarter of 2016 compared to the same period in 2015, primarily resulting from higher legal and consulting fees in connection with the repurchase of shares from the U.S. Treasury.

For the year ended December 31, 2016, non-interest expense totaled $11.8 million, compared to $13.4 million for the same period in 2015.  The decrease of $1.6 million in non-interest expense was primarily due to a decrease of $1.1 million in compensation and benefits expense, primarily reflecting the accrual for the ESOP contribution in 2015.  Additionally, FDIC assessments decreased by $275 thousand and other expense decreased by $342 thousand in 2016, partially offset by the increase in professional fees related to the repurchase of shares from the U.S. Treasury.

Income Taxes

The Company recorded an income tax benefit of $2.2 million for the fourth quarter and the year ended December 31, 2016, compared to $4.6 million for the fourth quarter and the year ended December 31, 2015.  The tax benefits for 2016 and 2015 reflected the reversals of the valuation allowance on deferred tax assets based on an analysis of the potential for utilization of the net operating losses included in the deferred tax assets.  A portion of the net operating loss carryforwards were used to offset current taxable income in 2016 and 2015.  As of December 31, 2016, the Company had no valuation allowance on its deferred tax assets, which totaled $6.9 million.

Balance Sheet Summary

Total assets increased by $26.2 million to $429.1 million at December 31, 2016 from $402.9 million at December 31, 2015.  During 2016, the Bank increased net loans receivable by $75.3 million, which was funded with $49.4 million in cash and cash equivalents, an increase of $14.8 million in deposits, and an increase of $13.0 million in FHLB advances, as we grew our multi-family residential loan portfolio to improve net interest income.

Loans receivable, net of ALLL, totaled $379.5 million at December 31, 2016, compared to $304.2 million at December 31, 2015.  New loan originations during 2016 totaled $137.7 million, compared to $112.5 million during 2015.  The Bank did not purchase any loans during 2016, but purchased $99.7 million in single family loans in the fourth quarter of 2015.  There were no loan sales during 2016, compared to $164.1 million in sales during 2015.  Loan repayments during 2016 totaled $63.4 million, compared to $41.7 million during 2015.  At December 31, 2016, 60.3% of the Bank’s loan portfolio consisted of multi-family loans, 27.4% consisted of single family residential loans, 9.7% consisted of church loans, and 2.6%

consisted of commercial and other loans.  In comparison, at December 31, 2015, 38.7% of the Bank’s loan portfolio consisted of multi-family loans, 42.6% consisted of single family residential loans, 14.8% consisted of church loans, and 3.9% consisted of commercial real estate loans.

Deposits increased to $287.4 million at December 31, 2016 from $272.6 million at December 31, 2015, which consisted of an increase of $9.8 million in core deposits (NOW, demand, money market and passbook accounts) and an increase of $5.0 million in CDs.  The increase in core deposits during 2016 was primarily due to a new VIP money market product.  The increase in CDs during 2016 was primarily due to an increase of $28.6 million in Certificate of Deposit Account Registry Service (“CDARS”) accounts.  CDARS is a deposit placement service that allows the Bank to place customers’ funds in FDIC-insured certificates of deposits at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network.  The increase in CDARS was partially offset by a decrease of $19.2 million in retail CDs, of which $10.0 million was from one, ongoing, deposit relationship, and $4.4 million was from maturities of QwickRate CDs.

Total borrowings at December 31, 2016 consisted of advances to the Bank from the FHLB of $85.0 million, and subordinated debentures issued by the Company of $5.1 million, compared to advances from the FHLB of $72.0 million and subordinated debentures of $5.1 million at December 31, 2015.  During 2016, the Bank borrowed $13.0 million from the FHLB to fund loan growth.

Stockholders’ equity was $45.5 million, or 10.61% of the Company’s total assets, at December 31, 2016, compared to $46.2 million, or 11.46% of the Company’s total assets, at December 31, 2015.  The Company’s book value was $1.67 per share as of December 31, 2016, compared to $1.59 per share as of December 31, 2015.  During the fourth quarter of 2016, the Company repurchased 2,513,835 voting shares, at a price of $1.59 per share, from the U.S. Treasury and two other stockholders for a total cost of $4.0 million, and made a loan of $1.2 million to the Bank’s ESOP.  The Company financed these transactions with a dividend of $4.0 million received from the Bank, and proceeds of $1.2 million from a private placement of 737,861 shares of non-voting common stock.  As a result of completing these transactions, the number of outstanding shares decreased to 27,300,734 shares at December 31, 2016, from 29,076,708 shares at December 31, 2015.  Also, a part of these transactions, the U.S. Treasury reduced its stake in the Company by 46.3% and the Bank’s ESOP increased its holdings to just under 10% of the Company’s voting shares and 6.8% of the Company’s total shares.

At December 31, 2016, the Bank’s Total Capital ratio was 16.62% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 10.60%, compared to a Total Capital ratio of 20.71% and a Leverage ratio of 11.56% at December 31, 2015.  The decrease in the Bank’s Total Capital and Leverage ratios were primarily due to the dividend paid to the holding company during the fourth quarter of 2016.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
Selected Financial Condition Data and Ratios:
Total assets	$429,083	$402,912
Gross loans receivable	384,057	308,999
Allowance for loan losses	(4,603)	(4,828)
Cash and cash equivalents	18,430	67,839
Securities available for sale, at fair value	13,202	14,140
Deposits	287,427	272,614
FHLB advances	85,000	72,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	45,526	46,163

Book value per share	$1.67	$1.59
Equity to total assets	10.61%	11.46%

Asset Quality Ratios:
Non-accrual loans to total loans	0.77%	1.37%
Non-performing assets to total assets	0.69%	1.14%
Allowance for loan losses to total gross loans	1.20%	1.56%
Allowance for loan losses to total delinquent loans	331.63%	334.12%
Allowance for loan losses to non-performing loans	156.35%	114.22%

Non-Performing Assets:
Non-accrual loans	$2,944	$4,227
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	360
Total non-performing assets	$2,944	$4,587

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016	2015
Selected Operating Data and Ratios:
Interest income	$3,889		$3,409		$15,290	$15,155
Interest expense	1,014		1,016		3,877	3,864
Net interest income before loan loss provision recapture	2,875		2,393		11,413	11,291
Loan loss provision recapture	—		2,000		550	3,700
Net interest income after loan loss provision recapture	2,875		4,393		11,963	14,991
Non-interest income	158		856		1,044	2,908
Non-interest expense	(3,059)		(4,197)		(11,752)	(13,401)
(Loss) income before income taxes	(26)		1,052		1,255	4,498
Income tax benefit	2,227		4,590		2,225	4,574
Net income	$2,201		$5,642		$3,480	$9,072

Earnings per common share — basic and diluted	$0.08		$0.19		$0.12	$0.31

Loan originations (1)	$46,944		$112,278	(2)	$137,719	$212,132 (2)

Net recoveries to average loans	(0.01	)%(3)	(0.16	)%(3)	(0.10)%	(0.02)%
Return on average assets	2.10	%(3)	5.61	%(3)	0.86%	2.45%
Return on average equity	18.74	%(3)	53.92	%(3)	7.41%	22.90%
Net interest margin	2.81	%(3)	2.42	%(3)	2.90%	3.11%

(1) Does not include net deferred origination costs and unamortized premiums.

(2) Includes loans held for sale originations of $0 million and $57.3 million for the three and twelve months ended December 31, 2015, respectively.  Also includes loan purchase of $99.7 million for the three and twelve months ended December 31, 2015.

(3) Annualized